Exhibit 10.02

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), is executed as of November 16, 2010, by and between ORGANIC ALLIANCE, INC., a Nevada corporation (the “Company”), and THEOREM CAPITAL, LLC, a California limited liability company (the “Lender”).

WHEREAS, the Company currently still owes (i) Parker Booth $228,794.10 under a Promissory Note issued by the Company on August 13, 2010, and (ii) Michael J. Rosenthal $55,902.28 under a Promissory Note issued by the Company on August 13, 2010 (the foregoing two Promissory Notes are herein referred to as the “Promissory Notes”); and

WHEREAS, following the loan transaction contemplated by this Agreement, the Company intends to effect a reorganization (the “Reorganization”) in which it will amend its Articles of Incorporation to increase the number of shares of common stock the Company is authorized to issue to two billion shares; and

WHEREAS, following the Reorganization, the Company intends to effect a reverse stock split (currently anticipated to be a 1-for-20 reverse stock split) (the “Reverse Split”); and

WHEREAS, the Company desires to obtain a $500,000 loan in order repay approximately $372,000 of outstanding accounts payable to certain of the Company’s suppliers, and to fund its short-term working capital requirements; and

WHEREAS, the Lender is willing to provide such financing on terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender, intending to be legally bound, agree as follows:

1.           Definitions

1.1           Defined terms.  Certain capitalized terms used in this Agreement shall have the specific meanings defined below:

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by the laws of the State of California to close.

“Commission” means the Securities and Exchange Commission.

“Common Stock” shall mean the common stock of the Company.

“Default Rate” shall mean the lower of (a) the highest rate permitted by law, or (b) 21.00% per annum.

“Escrow Agreement” shall mean that certain Agreement, dated as of the Loan Closing Date, between the Lender, the Company and Ottone Leach Olsen & Ray LLP, as escrow holder, the form of which is attached hereto as Exhibit C.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Five-Year Warrant” shall mean the common stock purchase warrant, substantially in the form attached hereto as Exhibit D-2, issued by the Company to the Lender on the Loan Closing Date in accordance with Section 7.1 below.

“Interest Rate” shall mean the lower of (a) the highest rate permitted by law, or (b) 15.00% per annum.

“Liquid Agreement” shall mean the agreement between the Company and its lender, Liquid Capital Exchange, Inc.

“Loan Closing Date” has the meaning set forth in Section 2.6.

“Second Amendments” shall mean the Second Amendment To The Settlement Agreement to be entered into by the Company and all of the parties to the Settlement Agreements as a condition to the release of funds under the Escrow Agreement.

 “Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Agreements” shall mean the Settlement Agreements entered into in September 2010 by the Company and the following thirteen suppliers, brokers and vendors: Steve Almquist Sales and Beverages, Dan Andrew Farms, Inc., Fresh Network, Full Circle Sales, Inc., Giumarra Agricom International, LLC, Growers Express, LLC, Mesa Packing, Peri & Sons Farms, Inc., Potandon Produce, LLC., Quebec Distributing Co., Inc., Steinbeck Country Produce, Inc., Strebin Farms – LA. Inc and Tri-Fresh LLC.

“Three-Year Warrant” shall mean the common stock purchase warrant, substantially in the form attached hereto as Exhibit D-1, issued by the Company to the Lender issued by the Company to the Lender on the Loan Closing Date in accordance with Section 7.1 below.

“Warrants” shall collectively mean the Three-Year Warrant and the Five-Year Warrant.

2.           The Loan

2.1           Loan.  According to the terms and subject to the conditions of this Agreement, the Lender shall make a loan to the Company on the Loan Closing Date in the amount of $500,000 (the “Loan”).  The Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (“Note”), duly executed on behalf of the Company and dated as of the Loan Closing Date.

2.2           Interest.  The Loan shall bear interest (“Interest”) from the date of payment by the Lender until the Maturity Date (as defined below) at the Interest Rate.  Interest shall accrue for the first 180 days following the Loan Closing Date.  Thereafter, Interest shall be payable by the Company on a monthly basis in arrears on the first Business Day of the month.

2.3           Prepayment of the Loan.  The Company may from time to time prepay all or any portion of the Loan without premium or penalty of any type.  Once any portion of the Loan has been repaid, the funds may not be re-borrowed.

2.4           Maturity Date.  Unless the Loan is earlier accelerated pursuant to the terms hereof, the Loan and all accrued Interest thereon shall be due and payable in full 18 months from the Loan Closing Date (the “Maturity Date”).

2.5           Principal and Interest Payments.  No payments shall be due and payable under the Loan during the first 180 days following the Loan Closing Date.  After the 180th day following the Loan Closing Date, the Company shall make twelve (12) monthly payments of principal and interest on a monthly basis, payable in arrears, in accordance with the payment schedule attached hereto as Exhibit B.

2.6           Closing.  The closing of the Loan hereunder (the “Closing”) shall take place at 10:00 A.M. local time on the first (1st) Business Day following the date that this Agreement is executed and delivered, or such other date as the parties may mutually determine (the “Loan Closing Date”).

3.           Conditions Precedent to the Loan; Funding

3.1           Conditions on the Loan Closing Date.  The obligation of the Lender to make the Loan pursuant to Section 2.1 shall be subject to the satisfaction or waiver on or before the Loan Closing Date of the conditions set forth in this Section.  If the conditions set forth in this Section are not met or waived on or prior to the Loan Closing Date, the Lender shall have no obligation to make the Loan.

(a)           The Company shall have duly executed and delivered to the Lender the Note representing the Loan.

(b)           The Company shall have delivered to the Lender the Escrow Agreement, executed by Ottone Leach Olsen & Ray LLP and by the Company.

(c)           The Lender shall have received the fully executed original Three-Year Warrant and the Five-Year Warrant.

(d)           Each of Parker Booth and Michael J. Rosenthal shall have executed and delivered a Subordination and Exchange Agreement, the form of which is attached hereto as Exhibit E, pursuant to which they shall agree to (i) subordinate the repayment by the Company of their Promissory Notes to the repayment in full of the Note, and (ii) exchange the remaining outstanding balance of the Promissory Notes for shares of Common Stock, which shares of Common Stock shall be valued at the price paid by third party investors for Common Stock (or the Common Stock equivalent price) in the sale of securities by the Company in a bona fide financing transaction following the Closing Date (other than the sale of shares upon the exercise or conversion of options, warrants or similar instruments outstanding as of the Closing Date).

(e)           The Lender shall have received such other documents, certificates, or other materials as it reasonably requests from the Company with respect to the transaction contemplated by Agreement, the Note, and the Warrants.

3.2           Funding.  Conditioned upon the satisfaction or waiver of the conditions set forth in Section 3.1 above, the Lender shall, on the Loan Closing Date, deliver to the escrow holder under the Escrow Agreement, $500,000, less the amount of the Lender’s attorney’s fees payable by the Company under Section 8.7 below.

4.           Representations and Warranties

4.1           Due Incorporation and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would have a material adverse effect on the business of the Company.

4.2           Due Authorization.  The Company has full right, power and authority to (i) enter into this Agreement, the Escrow Agreement, and Subordination and Exchange Agreement, (ii) make the borrowings hereunder and execute and deliver the Note as provided herein, and (iii) perform all of its duties and obligations under this Agreement, the Escrow Agreement, the Subordination and Exchange Agreement, the Note, and the Warrants.  The execution and delivery of this Agreement, the Note, and the Warrants will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or the Company’s bylaws or certificate of incorporation.  All necessary and appropriate corporate action on the part of the Company has been taken to authorize the execution and delivery of this Agreement, the Note and the Warrants.  Concurrently with the execution of this Agreement, the Company will deliver to the Lender a copy of the minutes of the meeting of the Company’s Board of Directors (or its unanimous written consent) authorizing the Company to enter into this Agreement, the Note and the Warrants, to make the borrowings as provided herein, and to perform all of its duties and obligations under this Agreement, the Note and the Warrants.

4.3           Enforceability.  The Company has duly executed and delivered this Agreement, and at the Closing the Company will have duly executed and delivered the Note, Escrow Agreement, Subordination and Exchange Agreement, and the Warrants.  This Agreement is, and on the Loan Closing Date each of the Note and the Warrants will be, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

4.4           Capitalization.  All of the Company’s authorized and outstanding equity securities (including securities convertible into equity securities, and options and warrants exercisable for the purchase of equity securities) as of the date hereof are identified on Schedule A attached hereto.  Other than as set forth on Schedule A, as of the date hereof there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of the Company.

4.5           Compliance with Laws.  The nature and transaction of the Company’s business and operations and the use of its properties and assets do not, and during the term of this Agreement shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

4.6           Absence of Conflicts.  The execution, delivery and performance by the Company of this Agreement, the Note, and the Warrants, and the transactions contemplated hereby and thereby, do not constitute a breach or default, or require consents under, any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject, except to the extent waived under the Second Amendments.

4.7           Litigation and Taxes.  There is no litigation or governmental proceeding pending, or to the knowledge of the Company, threatened, against the Company.  The Company has duly filed all applicable income or other tax returns and has paid all material income or other taxes when due.  There is no controversy or objection pending, or to the knowledge of the Company, threatened in respect of any tax returns of the Company.

4.8           Financial Statements; SEC Reports.  The financial statements of the Company included in the reports the Company has filed with the Commission under the Securities Act and the Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports”), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9           Company Knowledge and Experience.  The Company (together with its accountants, legal counsel and other representatives with whom it has consulted in connection with this Agreement) has such knowledge, experience and access to professional advice in financial and business matters, including loans like the Loan, to be capable of evaluating the risks and merits of receiving the Loan pursuant to this Agreement, and the Company has obtained such professional third-party advice concerning the Loan and the transactions contemplated hereby as it has desired and deemed prudent.

4.10           Representations and Warranties by the Lender.   The Lender represents and warrants to the Company as follows:

4.10.1 The Lender is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.  Except as provided in Section 8.1, the Note and the Warrants (collectively, the “Securities”) will be acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the federal or state securities laws, and the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.10.2 The Lender acknowledges that (a) it has received and reviewed the SEC Reports, (b) it has received or has had full access to all the information the Lender considers necessary or appropriate to make an informed decision with respect to the purchase of the Securities pursuant to this Agreement, and (iii) it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s financial performance and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Lender or to which the Lender had access.

5.           Covenants

5.1           Negative Covenants of the Company.  The Company covenants and agrees that from the Loan Closing Date until the Note has been repaid in full (including all Interest thereon), without the consent of the Lender, the Company will not:

5.1.1           create, incur, assume or suffer to exist, without the Lender’s prior written consent, which consent the Lender may withhold in its sole and absolute discretion, any secured indebtedness for borrowed money that is in any way senior or superior to the Note (other than indebtedness arising from or related to the Liquid Agreement);

5.1.2           merge or consolidate with or into any other corporation after which the holders of the Company’s voting securities immediately prior to such transaction own less than fifty (50%) percent of the voting power of the surviving entity in the transaction, or sell or otherwise convey 50% or more of its assets (other than the sale of accounts receivable pursuant to the Liquid Agreement, or sales of inventory in the ordinary course of business);

5.1.3           engage in any business that is not substantially similar or related to the business conducted by the Company on the Loan Closing Date;

5.1.4           declare, set aside or pay any dividend or other distribution on any of its capital stock;

5.1.5           engage in any material transaction with any Affiliate (as such term is defined in Rule 501(b) of the Securities Act) on terms less favorable to the Company than could reasonably be obtained from an unrelated party;

5.1.6           repay any portion of the Promissory Notes except as permitted under the Subordination and Exchange Agreement;

5.1.7           amend its Articles of Incorporation or Bylaws in any manner that adversely affects the rights associated with this Agreement, the Common Stock issuable upon the exercise of the Warrants, or the Warrants; or

5.1.8           voluntarily prepay in whole or in part, or modify, any indebtedness for borrowed money outstanding on the Loan Closing Date, prior to the repayment of the Note in full, other than indebtedness arising from the Liquid Agreement and payment made pursuant to that certain demand note, dated November 3, 2010, in the principal amount of $38,261,64, issued by the Company and bearing interest at 5% per annum (the “Outstanding Note”).

The Company will give notice to the Lender of any default under any provisions of this Agreement within three Business Days after the discovery by the Company of such default.

5.2           Affirmative Covenants of the Company.  The Company covenants and agrees that, from the Loan Closing Date until the earlier of the Maturity Date or the date final payment of the Note is made (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), the Company shall:

5.2.1           comply with all of the Company’s obligations under the Settlement Agreements (as amended by the Second Amendments);

5.2.2           operate its business only in the ordinary course, and conduct all transactions with third parties, including affiliates of the Company, on an arm’s length basis;

5.2.3           cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

5.2.4           comply with the Subordination and Exchange Agreement; and

5.2.5           comply in all material respects with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its business, properties or prospects.

6.           Default

6.1           Events of Default.  The occurrence of any of the following events (each, an “Event of Default”), not cured in the applicable cure period, if any, shall constitute an Event of Default of the Company:

6.1.1           a breach of any representation, warranty, covenant or other provision of this Agreement, the Note or the Warrants, which, if capable of being cured, is not cured within five calendar days following the earlier of (i) notice thereof to the Company and (ii) the Company becoming aware of such breach;

6.1.2           the failure to make when due any payment described in this Agreement or the Note whether on or after the Maturity Date, by acceleration or otherwise;

6.1.3           the failure of the Company to complete the Reorganization within 60 days after the Loan Closing Date;

6.1.4           the failure by the Company to receive, on a cumulative basis during the period commencing on the Loan Closing Date and ending on June 30, 2011, a total of $1,000,000 or more of funding from the sale of the Company’s common stock or preferred stock (the “Financing”) (in the event that the Company has not raised at least an aggregate of $1,000,000 of equity funding by June 30, 2011, an Event of Default may be declared by the Lender during the 60-day thereafter commencing on July 1, 2011);

6.1.5           the Company breaches the terms of any Settlement Agreement (as amended by the Second Amendments);

6.1.6           the Company uses the proceeds of the Loan in a manner other than as set forth in Section 5.2.1;

6.1.7           the failure by the Company to recognize, in accordance with GAAP, on a cumulative basis during the period commencing on the Loan Closing Date and ending on the 60th day thereafter, a total of $1,000,000 or more of revenues (in the event that the Company has not received $1,000,000 of revenues by the 60th day following the Loan Closing Date, an Event of Default may be declared by the Lender within 60 days thereafter);

6.1.8           the occurrence and continuance of an Event of Default under, and as defined in, the Liquid Agreement; or

6.1.9           (i) the application for the appointment of a receiver or custodian for the Company or the property of the Company and same is not dismissed within 90 days of the making of such application, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law and same is not dismissed within 90 days of such filing, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent.

6.2           Effect of Default.  Upon the occurrence and during the continuance of any Event of Default that is not cured within any applicable cure period, (a) the exercise price of the Five-Year Warrant shall automatically be reduced to $0.01 per share (and the exercise price shall remain at $0.01 per share, notwithstanding the Reverse Stock Split), and (b) the Lender may elect, by written notice delivered to the Company, to take any or all of the following actions:  (i) declare this Agreement terminated and the outstanding amounts under the Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with accrued and unpaid Interest thereon, and all other cash obligations then due hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Note to the contrary notwithstanding, and/or (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default.  In addition, during the occurrence of any Event of Default, the Company shall not pay make any payment on any other outstanding indebtedness for borrowed money of the Company (other than indebtedness, if any, of the Company to which the Lender has agreed in writing may be paid).

7.           Warrants

7.1           Issuance of Warrants.  In connection with the funding of the Loan, on the Loan Closing Date the Company shall issue the Warrants to the Lender.  Each Warrant shall entitle the Lender to purchase a number of shares of Common Stock equal to 10% of the sum of all shares, on a fully diluted, converted and exercised basis, listed on the updated Schedule A capitalization table that is delivered on the Loan Closing Date as part of the officers’ certificate described in Section 3.1(e).   The Warrants shall have the following provisions:

7.1.1           Three-Year Warrant.   The Three-Year Warrant shall be exercisable during the three-year period following the Loan Closing Date at an exercise price of $0.01 per share, which exercise price shall not be increased as a result of the Reverse Stock Split.

7.1.2           Five-Year Warrant.  The Five-Year Warrant shall be exercisable during the five-year period following the closing of a Financing at an exercise price equal to the price at which the Company issues shares in the Financing.  If an Event of Default occurs, the exercise price of the Five-Year Warrant shall automatically decrease to, and thereafter remain at $0.01 per share (which exercise price shall not be increased or affected by the Reverse Stock Split).

7.2           Registration Rights.  The Lender shall have the registration rights provided in Section 3 of the Warrant, “Registration Rights,” consisting of one demand registration right, and unlimited piggy-back registration rights.

7.3           Net Issue Exercise.  If the Lender exercises a Warrant on a Net Issue Exercise basis as provided therein, then at the Lender’s request, the Company will cause to be delivered to the Company’s transfer agent an opinion of counsel that the holding period under Rule 144 with respect to any Warrant Shares (as defined in the Warrant) issued to the Lender as a result of such Net Issue Exercise commenced as of the date of issuance of the Warrant, provided that the provisions of Rule 144 in effect at the time of such exercise support such an opinion.

8.           Miscellaneous

8.1           Successors and Assigns; Participations.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.  This Agreement may be assigned solely by the Lender.  Furthermore, although this Agreement, the Note and the Warrants name the Lender as the holder thereof and/or the lender thereunder, the Lender is authorized to sell participation interests in the Loan to one or more other persons or entities provided that such sale or transfer is in compliance with all securities laws.  The Company agrees that:  (a) each holder of a participation interest will be entitled to rely on the terms of this Agreement, the Note and the Warrants as if such holder had been named as an original party hereto and thereto; provided, however, for purpose of clarity, only the Lender is entitled to exercise the rights pursuant to Section 6.2; and (b) the Lender is authorized to provide all information furnished by the Company to the Lender pursuant hereto to each holder of a participation interest, subject to the same restrictions and confidentiality obligations to which the Lender is subject.

8.2           Titles and Subtitles.  The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.

8.3           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to: ORGANIC ALLIANCE, INC. 401 Monterey Street, Suite 202 Salinas, CA 93901 Attn: Parker Booth Facsimile:
with a copy (which shall not constitute notice) to: Breslow & Walker, LLP 100 Jericho Quadrangle, Suite 230 Jericho, New York 11753 Facsimile: (516) 822-6544 Attn: Len Breslow
if to the Lender, to: THEOREM CAPITAL, LLC 10880 Wilshire Blvd., Suite 950 Los Angeles, CA 90024 Attn: Anshuman (Andy) Dube Fax: (310) 500-2151
with a copy to: TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, CA 90067 Facsimile: (310) 789-1426 Attention: Istvan Benko

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

8.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.5           Waiver and Amendment.  Any term of this Agreement may be amended, waived or modified with the written consent of the Company and the Lender.

8.6           Remedies.  No delay or omission by the Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Lender and the undersigned or any other person shall be deemed a waiver by the Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Lender or the exercise of any other right, remedy, power or privilege by the Lender.  The rights and remedies of the Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

8.7           Expenses.  The Company shall pay all customary costs and expenses incurred by the Lender in connection with the negotiation and preparation of the documents contemplated by this Agreement and the Loan closing (including the Lender’s reasonable attorneys’ fees).

8.8           Integration.  This Agreement, along with the Note and the Warrants, constitutes the complete and exclusive agreement between the Company and the Lender with respect to the subject matter herein and replaces and supersedes any and all other prior written and oral agreements or statements by such parties hereto relating to such subject matter, including, without limitation, that certain letter dated October 14, 2010.

8.9           Prevailing Party.  If either party hereto brings any legal suit, action or proceeding against the other party arising out of, relating to, or concerning the interpretation or the enforcement of rights and duties hereunder or any transaction related hereto (collectively, an “Action”), the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and shall reimburse all costs (whether or not such costs are otherwise recoverable under the provisions of the California Code of Civil Procedure or other statutory law of California or any other jurisdiction) incurred in connection with the prosecution or defense of such Action and/or enforcement of any judgment, order, ruling or award granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a judgment, order, ruling or award.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in its name on the date first set forth above.

ORGANIC ALLIANCE, INC. By: Parker Booth Chief Executive Officer
THEOREM CAPITAL, LLC By: Anshuman (Andy) Dube Manager

SCHEDULE A
CAPITALIZATION OF THE COMPANY

See attached.

Schedule A-1

EXHIBIT A
PROMISSORY NOTE

See attached.

Exh A-1

EXHIBIT B
PAYMENT SCHEDULE

See attached.

Exh B-1

EXHIBIT C
 ESCROW AGREEMENT

See attached.

Exh C-1

EXHIBIT D
COMMON STOCK PURCHASE WARRANT

See attached.

Exh C-1